As filed with the Securities and Exchange Commission on May 21, 2001 Registration No. 333-______


================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
              -----------------------------------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          BioMarin Pharmaceutical Inc.
             (Exact name of registrant as specified in its charter)

                                    Delaware
                                   68-0397820
         (State or other jurisdiction of incorporation or organization)
                      (I.R.S. Employer Identification No.)

                     371 Bel Marin Keys Boulevard, Suite 210
                            Novato, California 94949
                                 (415) 884-6700
                   (Address, including zip code, and telephone
             number, including area code, of registrant's principal
                               executive offices)
                -------------------------------------------------

                               Raymond W. Anderson
                             Chief Financial Officer
                          BioMarin Pharmaceutical Inc.
                     371 Bel Marin Keys Boulevard, Suite 210
                            Novato, California 94949
                                 (415) 884-6700
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                -------------------------------------------------

                                    Copy to:
                           Siobhan McBreen Burke, Esq.
                      Paul, Hastings, Janofsky & Walker LLP
                       555 South Flower Street, 23rd Floor
                       Los Angeles, California 90071-2371
                                 (213) 683-6000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box.|_|

===================================================================================================================================
                                                 CALCULATION OF REGISTRATION FEE
===================================================================================================================================
     Title of Each Class of         Amount to be     Proposed Maximum        Proposed Maximum                 Amount of
   Securities to be Registered     Registered (1)   Offering Price Per          Aggregate                 Registration Fee
                                                        Share (2)           Offering Price (2)
---------------------------------- --------------- --------------------- ------------------------- --------------------------------
---------------------------------- --------------- --------------------- ------------------------- --------------------------------

          Common Stock               5,621,960           $10.545              $59,283,568.00                 $14,821.00
---------------------------------- --------------- --------------------- ------------------------- --------------------------------

(1) Includes 752,427 shares of common stock to be issued upon the exercise of certain outstanding common stock warrants

(2) Estimated solely for the purpose of computing the registration fee required to Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) of the Securities Act, based on the average of the high and low prices of the Common Stock on May 14, 2001 as reported on the NASDAQ National Market.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.


================================================================================

                    SUBJECT TO COMPLETION DATED MAY 21, 2001

                             PRELIMINARY PROSPECTUS


                        5,621,960 Shares of Common Stock
                                 par value $.001

                          BioMarin Pharmaceutical Inc.

                              ---------------------

     This prospectus relates to an aggregate 5,621,960 shares of common stock of BioMarin Pharmaceutical Inc. that may be offered for sale by persons who have acquired such shares in a private transaction. Included in the aggregate number of shares are 752,427 shares of common stock which may be offered for sale by selling stockholders who may acquire them if they exercise outstanding common stock warrants we issued to them. We have registered the aggregate number of shares under the Securities Act of 1933 on behalf of these stockholders so that they can sell them in a public offering or other distribution. We will not receive any of the proceeds from the offer and sale of the shares. If the warrants related to the shares of common stock offered for sale pursuant to this prospectus are exercised in full, we will receive proceeds from such exercises of $9,776,494.



     Our common stock currently trades on the NASDAQ National Market and the Swiss SWX New Market under the symbol "BMRN."


See "Risk Factors" beginning on page 2 to read about risks that you should consider before buying shares of our common stock.



     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



                The date of this prospectus is ________ __, 2001



     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.........................................1

SUMMARY ................................................................... 2

FORWARD LOOKING STATEMENTS..................................................3

RISK FACTORS................................................................3

USE OF PROCEEDS............................................................16

SELLING STOCKHOLDERS.......................................................16

PLAN OF DISTRIBUTION.......................................................18

LEGAL MATTERS..............................................................20

EXPERTS .................................................................. 20

                       WHERE YOU CAN FIND MORE INFORMATION

     We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's public reference rooms in Washington, D.C., New York, NY and Chicago, IL. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. Our SEC filings are also available at the SEC's Web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, D.C. 20006.

     The SEC allows us to "incorporate by reference" information that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. Further, all filings we make under the Securities Exchange Act of 1934 after the date of the initial registration statement and prior to effectiveness of the registration statement shall be deemed to be incorporated by reference into this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934:

1.       Our Annual Report on Form 10-K for the year ended December 31, 2000;

2. Our Definitive Proxy Statement dated April 3, 2000 filed in connection with our 2001 Annual Meeting of Stockholders;

3.       Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001;

4.       Our Current Report on Form 8-K, as filed on May 18, 2001; and

5. The description of our common stock set forth in our Amendment No. 4 to our Registration Statement on Form S-1, filed with the SEC on July 22, 1999.

     We will provide to you at no cost a copy of any and all of the information incorporated by reference into the registration statement of which this prospectus is a part. You may make a request for copies of this information in writing or by telephone. Requests should be directed to:

                          BioMarin Pharmaceutical Inc.
                          Attention: Investor Relations
                     371 Bel Marin Keys Boulevard, Suite 210
                                Novato, CA 94949
                                 (415) 884-6700

                                     SUMMARY

     This prospectus contains forward looking statements which involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors appearing under "Risk Factors" and elsewhere in this prospectus.

     The following summary does not contain all the information that may be important to you. You should read the entire prospectus, including the financial statements and other information incorporated by reference in this prospectus, before making an investment decision.

     We are a developer of carbohydrate enzyme therapies for debilitating, life-threatening, chronic genetic diseases and other diseases and conditions. In September 1998, we established a joint venture with Genzyme for the worldwide development and commercialization of our lead drug product, Aldurazyme(TM), for the treatment of mucopolysaccharidosis-I or MPS-I, a serious genetic disease. Aldurazyme has received fast track designation for the treatment of the more severe forms of MPS-I. The U.S. Food and Drug Administration (FDA) has granted Aldurazyme for the treatment of MPS-I an orphan drug designation giving us exclusive rights to market Aldurazyme to treat MPS-I for seven years from the date of FDA approval if Aldurazyme is the first product to be approved by the FDA for the treatment of MPS-I. In addition, the European Commission has designated Aldurazyme for the treatment of MPS-I as an orphan medical product in the European Community, giving us similar market exclusivity in Europe for 10 years.

     MPS-I is a life-threatening genetic disease caused by the lack of a sufficient quantity of the enzyme (alpha)-L-iduronidase, which affects about 3,400 patients in developed countries, including approximately 1,000 in the United States and Canada. Patients with MPS-I have multiple debilitating symptoms resulting from the buildup of carbohydrate residues in all tissues in the body. These symptoms include delayed physical and mental growth, enlarged livers and spleens, skeletal and joint deformities, airway obstruction, heart disease, reduced endurance and pulmonary function, and impaired hearing and vision. Most children with MPS-I will die from complications associated with the disease before adulthood.

     Aldurazyme is a specific form of recombinant human (alpha)-L-iduronidase that replaces a genetic deficiency of (alpha)-L-iduronidase in MPS-I patients. In April 1999, we completed the initial clinical trial of Aldurazyme. This trial was a twelve-month treatment and evaluation of ten patients with MPS-I at six medical centers in the United States. The results of the trial were presented at the American Society for Human Genetics in October 1999. Based on data collected during the initial twelve-month evaluation period, Aldurazyme met the primary endpoints set forth in the investigational new drug application. In addition, Aldurazyme demonstrated efficacy according to various secondary endpoints in each of the patients. We continue to collect data from the ongoing treatment of these original patients. We recently released the data from the two-year follow-up evaluation, which continued to suggest the efficacy of Aldurazyme. In collaboration with Genzyme, we initiated a six-month Phase III clinical trial of Aldurazyme in December 2000 with the intention to file a Biologics License Application (BLA) with the FDA late in 2001, pending the successful outcome of the Phase III trial. By the end of February 2001, the trial was fully enrolled and all 45 MPS-I patients had received their initial weekly infusion.

     In August 2000, our Galli Drive manufacturing facility and a smaller clinical manufacturing laboratory in our Bel Marin Keys Boulevard facility were both subjected to an extensive inspection by the State of California Food and Drug Branch and were granted licenses to produce clinical product.

     We submitted an Investigational New Drug Application for recombinant human N-acetylgalactosamine-4-sulfatase also known as arylsulfatase B or rhASB and received FDA acceptance to begin a Phase I/II clinical trial in enzyme replacement therapy for MPS-VI, which was initiated on October 11, 2000. By the end of February 2001, all six patients in this trial had received at least six of their twenty-four weekly infusions. MPS-VI, also known as Maroteaux-Lamy syndrome, is similar in its clinical symptoms to MPS-I. However, MPS-VI does not appear to have the central nervous system involvement and mental retardation characteristics of the most severe form of MPS-I. We are manufacturing clinical bulk rhASB in our Bel Marin Keys Boulevard facility. RhASB has received fast track designation and has received orphan drug designation for the treatment of MPS-VI by the FDA. In addition, the European Commission has designated rhASB for the treatment of MPS-VI as an orphan medical product in the European Community.

     We have successfully conducted preclinical studies of our burn enzyme, Vibriolysin, for use in burn debridement and grafting in pigs and mice. We expect to submit an application to the FDA or a foreign equivalent to begin a clinical trial for Vibriolysin by mid-year 2001.

     Our principal executive offices are located at 371 Bel Marin Keys Boulevard, Suite 210, Novato, CA 94949 and our telephone number is (415) 884-6700.


                           FORWARD LOOKING STATEMENTS

     This prospectus contains forward looking statements. These statements relate to future events or our future financial performance. We have identified forward looking statements in this prospectus using words such as "anticipates", "believes," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should," or "will" or the negative of such terms or other comparable terminology. These statements are based on our beliefs as well as assumptions we made using information currently available to us. Because these statements reflect our current views concerning future events, these statements involve risks, uncertainties, and assumptions. These risks, uncertainties, assumptions and other factors, including the risks outlined under "Risk Factors," that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from future results, levels of actual activity, performance or achievements expressed or implied by such forward looking statements.

     Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of such statements. We are under no duty to update any of the forward looking statements after the date of this prospectus to conform such statements to actual results, unless required by law.


                                  RISK FACTORS

     An investment in our common stock involves a high degree of risk. We operate in a dynamic and rapidly changing industry that involves numerous risks and uncertainties. Before purchasing these securities, you should carefully consider the following risk factors, as well as other information contained in this prospectus or incorporated by reference into this prospectus, in evaluating an investment in the securities offered by this prospectus. The risks and uncertainties described below are not the only ones we face. Other risks and uncertainties, including those that we do not currently consider material, may impair our business. If any of the risks discussed below actually occur, our business, financial condition, operating results or cash flows could be materially adversely affected. This could cause the trading price of our common stock to decline, and you may lose all or part of your investment.

If we continue to incur operating losses for a period longer than anticipated, we may be unable to continue our operations at planned levels and be forced to reduce or discontinue operations.

     We are in an early stage of development and have operated at a net loss since we were formed. Since we began operations in March 1997, we have been engaged primarily in research and development. We have no sales revenues from any of our drug products. As of March 31, 2001, we had an accumulated deficit of approximately $90.2 million. We expect to continue to operate at a net loss at least through 2002. Our future profitability depends on our receiving regulatory approval of our drug candidates and our ability to successfully manufacture and market any approved drugs, either by ourselves or jointly with others. The extent of our future losses and the timing of profitability are highly uncertain. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations.

     Because of the relative small size and scale of our wholly-owned subsidiary, Glyko, Inc., profits from its products and services will be insufficient to offset the expenses associated with our pharmaceutical business. As a result, we expect that operating losses will continue and increase for the foreseeable future.

If we fail to obtain the capital necessary to fund our operations, we will be unable to complete our product development programs.

     In the future, we may need to raise substantial additional capital to fund operations. We cannot be certain that any financing will be available when needed. If we fail to raise additional financing as we need it, we will have to delay or terminate some or all of our product development programs.

     We expect to continue to spend substantial amounts of capital for our operations for the foreseeable future. Activities which will require additional expenditures include:

o  Research and development programs

o  Preclinical studies and clinical trials

o  Process development, including quality systems for product manufacture

o  Regulatory processes in the United States and international jurisdictions

o  Commercial scale manufacturing capabilities

o  Expansion of sales and marketing activities

     The amount of capital we will need depends on many factors, including:

o  The progress, timing and scope of our research and development programs

o  The progress, timing and scope of our preclinical studies and clinical trials

o  The time and cost necessary to obtain regulatory approvals

o The time and cost necessary to develop commercial processes, including quality systems

o The time and cost necessary to build our manufacturing facilities and obtain the necessary regulatory approvals for those facilities

o The time and cost necessary to respond to technological and market developments

o Any changes made or new developments in our existing collaborative, licensing and other commercial relationships

o Any new collaborative, licensing and other commercial relationships that we may establish

     Moreover, our fixed expenses such as rent, license payments and other contractual commitments are substantial and will increase in the future. These fixed expenses will increase because we may enter into:

o  Additional leases for new facilities and capital equipment

o  Additional licenses and collaborative agreements

o  Additional contracts for consulting, maintenance and administrative services

o  Additional contracts for product manufacturing

     We believe that the cash, cash equivalents and short-term investment securities balances at March 31, 2001, together with the proceeds from our recent private placement of our common stock, will be sufficient to meet our operating and capital requirements at least through mid 2002. This estimate is based on assumptions and estimates, which may prove to be wrong. As a result, we may need or choose to obtain additional financing during that time.

If we fail to obtain regulatory approval to commercially manufacture or sell any of our future drug products, or if approval is delayed, we will be unable to generate revenue from the sale of our products.

     We must obtain regulatory approval before marketing or selling our drug products in the U.S. and in foreign jurisdictions. In the United States, we must obtain FDA approval for each drug that we intend to commercialize. The FDA approval process is typically lengthy and expensive, and approval is never certain. Products distributed abroad are also subject to foreign government regulation. None of our drug products has received regulatory approval to be commercially marketed and sold. If we fail to obtain regulatory approval, we will be unable to market and sell our drug products. Because of the risks and uncertainties in biopharmaceutical development, our drug candidates could take a significantly longer time to gain regulatory approval than we expect or may never gain approval. If regulatory approval is delayed, our management's credibility, the value of our Company and our operating results will be adversely affected.

To  obtain  regulatory   approval  to  market our products,  preclinical studies
and costly and lengthy clinical trials may be required and the results of the studies and trials are highly uncertain.

     As part of the regulatory approval process, we must conduct, at our own expense, preclinical studies in the laboratory on animals, and clinical trials on humans for each drug candidate. We expect the number of preclinical studies and clinical trials that the regulatory authorities will require will vary depending on the drug product, the disease or condition the drug is being developed to address and regulations applicable to the particular drug. We may need to perform multiple preclinical studies using various doses and formulations before we can begin clinical trials, which could result in delays in our ability to market any of our drug products. Furthermore, even if we obtain favorable results in preclinical studies on animals, the results in humans may be significantly different.

     After we have conducted preclinical studies in animals, we must demonstrate that our drug products are safe and efficacious for use on the target human patients in order to receive regulatory approval for commercial sale. Adverse or inconclusive clinical results would stop us from filing for regulatory approval of our products. Additional factors that can cause delay or termination of our clinical trials include:

o        Slow patient enrollment

o        Longer treatment time required to demonstrate efficacy

o        Lack of sufficient supplies of the drug candidate

o        Adverse medical events or side effects in treated patients

o        Lack of effectiveness of the drug candidate being tested

o        Regulatory requests for additional clinical trials

     Typically, if a drug product is intended to treat a chronic disease, safety and efficacy data must be gathered over an extended period of time, which can range from six months to three years or more. In addition, clinical trials on humans are typically conducted in three phases. The FDA generally requires two pivotal clinical trials that demonstrate substantial evidence of safety and efficacy and appropriate dosing in a broad patient population at multiple sites to support an application for regulatory approval. If a drug is intended for the treatment of a serious or life-threatening condition and the drug demonstrates the potential to address unmet medical needs for this condition, fewer clinical trials may be sufficient to prove safety and efficacy under the FDA's Modernization Act of 1997.

     In May 1999, we completed a twelve-month patient evaluation for the initial clinical trial of our lead drug product, Aldurazyme, for the treatment of MPS-I. The results were presented at the American Society for Human Genetics in October 1999. We continue to collect data from the ongoing treatment of these original patients. The initial clinical trial treated ten patients with MPS-I at six medical centers in the United States. Two of the original ten patients enrolled in the first clinical trial of Aldurazyme died in 2000. Based on medical data collected from clinical investigative sites, neither case directly implicated treatment with Aldurazyme as the cause of death. The data suggest that one patient died due to a combination of systemic viral illness, residual MPS-I coronary disease, and external factors. This patient had received 103 weeks of Aldurazyme administration. For the other patient, the data suggest that the patient died due to complications following posterior spinal fusion for scoliosis. This patient had received 127 weeks of Aldurazyme administration.

The fast track designation for our product candidates may not actually lead to a faster review process.

     Although Aldurazyme and rhASB have obtained fast track designations, we cannot guarantee a faster review process or faster approval compared to the normal FDA procedures.

We will not be able to sell our products if we fail to comply with manufacturing regulations.

     Before we can begin commercial manufacture of our products, we must obtain regulatory approval of our manufacturing facility and process. In addition, manufacture of our drug products must comply with the FDA's current Good
Manufacturing Practices regulations, commonly known as cGMP. The cGMP regulations govern quality control and documentation policies and procedures. Our manufacturing facilities are continuously subject to inspection by the FDA, the State of California and foreign regulatory authorities, before and after product approval. Our Galli Drive and our Bel Marin Keys Boulevard manufacturing facilities have been inspected and licensed by the State of California for clinical pharmaceutical manufacture. We cannot guarantee that these facilities will pass federal or international regulatory inspection. We cannot guarantee that we, or any potential third-party manufacturer of our drug products, will be able to comply with cGMP regulations.

     We must pass Federal, state and European regulatory inspections, and we must manufacture three process qualification batches (five process qualification batches for Europe) to final specifications under cGMP controls for each of our drug products before the marketing applications can be approved. Although we have completed process qualification batches for Aldurazyme, these batches may be rejected by the regulatory authorities and we may be unable to manufacture the process qualification batches for our other products or pass the inspections in a timely manner, if at all.

If we fail to obtain orphan drug exclusivity for our products, our competitors may sell products to treat the same conditions and our revenues may be reduced.

     As part of our business strategy, we intend to develop drugs that may be eligible for FDA and European Community orphan drug designation. Under the Orphan Drug Act, the FDA may designate a product as an orphan drug if it is a drug intended to treat a rare disease or condition, defined as a patient population of less than 200,000 in the United States. The company that obtains the first FDA approval for a designated orphan drug for a given rare disease receives marketing exclusivity for use of that drug for the stated condition for a period of seven years. However, different drugs can be approved for the same condition. Similar regulations are available in the European Community with a ten-year period of market exclusivity.

     Because the extent and scope of patent protection for our drug products is limited, orphan drug designation is particularly important for our products that are eligible for orphan drug designation. We plan to rely on the exclusivity period under the orphan drug designation to maintain a competitive position. If we do not obtain orphan drug exclusivity for our drug products, which do not have patent protection, our competitors may then sell the same drug to treat the same condition.

     We received orphan drug designation from the FDA for Aldurazyme for the treatment of MPS-I in September 1997. In February 1999, we received orphan drug designation from the FDA for rhASB for the treatment of MPS-VI. In February 2001 we received orphan drug designation from the European Community for both products. Even though we have obtained orphan drug designation for these drugs and even if we obtain orphan drug designation for other products we develop, we cannot guarantee that we will be the first to obtain marketing approval for any orphan indication or that exclusivity would effectively protect the product from competition. Orphan drug designation neither shortens the development time or regulatory review time of a drug so designated nor gives the drug any advantage in the regulatory review or approval process.

Because the target patient populations for our products are small we must achieve significant market share and obtain high per patient prices for our products to achieve profitability.

     Our initial drug candidates target diseases with small patient populations. As a result, our per patient prices must be high enough to recover our development costs and achieve profitability. For example, two of our initial drug products in genetic diseases, Aldurazyme and rhASB, target patients with MPS-I and MPS-VI, respectively. We estimate that there are approximately 3,400 patients with MPS-I and 1,100 patients with MPS-VI in the developed world. We believe that we will need to market worldwide to achieve significant market share. In addition, we are developing other drug candidates to treat conditions, such as other genetic diseases and serious burn wounds, with small patient populations. We cannot be certain that we will be able to obtain sufficient market share for our drug products at a price high enough to justify our product development efforts.

If we fail to obtain an adequate level of reimbursement for our drug products by third-party payers, there would be no commercially viable markets for our products.

     The course of treatment for patients with MPS-I using Aldurazyme and for patients with MPS-VI using rhASB is expected to be expensive. We expect patients to need treatment throughout their lifetimes. We expect that most families of patients will not be capable of paying for this treatment themselves. There will be no commercially viable market for Aldurazyme or rhASB without reimbursement from third-party payers.

     Third-party payers, such as government or private health care insurers, carefully review and increasingly challenge the price charged for drugs. Reimbursement rates from private companies vary depending on the third-party payer, the insurance plan and other factors. Reimbursement systems in international markets vary significantly by country and by region, and reimbursement approvals must be obtained on a country-by-country basis. We cannot be certain that third-party payers will pay for the costs of our drugs and the courses of treatment. Even if we are able to obtain reimbursement from third-party payers, we cannot be certain that reimbursement rates will be enough to allow us to profit from sales of our drugs or to justify our product development expenses.

     We currently have no expertise obtaining reimbursement. We expect to rely on the expertise of our joint venture partner Genzyme to obtain reimbursement for the costs of Aldurazyme. We cannot predict what the reimbursement rates will be. In addition, we will need to develop our own reimbursement expertise for future drug candidates unless we enter into collaborations with other companies with the necessary expertise.

     We expect that in the future, reimbursement will be increasingly restricted both in the United States and internationally. The escalating cost of health care has led to increased pressure on the health care industry to reduce costs. Governmental and private third-party payers have proposed health care reforms and cost reductions. A number of federal and state proposals to control the cost of health care, including the cost of drug treatments have been made in the United States. In some foreign markets, the government controls the pricing which would affect the profitability of drugs. Current government regulations and possible future legislation regarding health care may affect our future revenues from sales of our drugs and may adversely affect our business and prospects.

If we are unable to protect our proprietary technology, we may not be able to compete as effectively.

     Where appropriate, we seek patent protection for certain aspects of our technology. Meaningful patent protection may not be available for some of the enzymes we are developing, including Aldurazyme and rhASB. If we must spend significant time and money protecting our patents, designing around patents held by others or licensing, for large fees, patents or other proprietary rights held by others, our business and financial prospects may be harmed.

     The patent positions of biotechnology products are complex and uncertain. The scope and extent of patent protection for some of our products are particularly uncertain because key information on some of the enzymes we are developing has existed in the public domain for many years. Other parties have published the structure of the enzymes, the methods for purifying or producing the enzymes or the methods of treatment. The composition and genetic sequences of animal and/or human versions of many of our enzymes, including those for Aldurazyme and rhASB, have been published and are believed to be in the public domain. The composition and genetic sequences of other MPS enzymes which we intend to develop as products have also been published. Publication of this information may prevent us from obtaining composition-of-matter patents, which are generally believed to offer the strongest patent protection. For enzymes with no prospect of composition-of-matter patents, we will depend on orphan drug status to provide us a competitive advantage.

     In addition, our owned and licensed patents and patent applications do not ensure the protection of our intellectual property for a number of other reasons:

o We do not know whether our patent applications will result in actual patents. For example, we may not have developed a method for treating a disease before others developed similar methods.

o Competitors may interfere with our patent process in a variety of ways. Competitors may claim that they invented the claimed invention prior to us. Competitors may also claim that we are infringing on their patents and therefore cannot practice our technology as claimed under our patent. Competitors may also contest our patents by showing the patent examiner that the invention was not original, was not novel or was obvious. As a company, we have no meaningful experience with competitors interfering with our patents or patent applications.

o Enforcing patents is expensive and may absorb significant time of our management. In litigation, a competitor could claim that our issued patents are not valid for a number of reasons. If the court agrees, we would lose that patent.

o Even if we receive a patent, it may not provide much practical protection. If we receive a patent with a narrow scope, then it will be easier for competitors to design products that do not infringe on our patent.

     In addition, competitors also seek patent protection for their technology. There are many patents in our field of technology, and we cannot guarantee that we do not infringe on those patents or that we will not infringe on patents granted in the future. If a patent holder believes our product infringes on their patent, the patent holder may sue us even if we have received patent protection for our technology. If someone else claims we infringe on their technology, we would face a number of issues, including:

o Defending a lawsuit takes significant time and can be very expensive.

o If the court decides that our product infringes on the competitor's patent, we may have to pay substantial damages for past infringement.

o The court may prohibit us from selling or licensing the product unless the patent holder licenses the patent to us. The patent holder is not required to grant us a license.
     If a license is available, we may have to pay substantial royalties or grant cross-licenses to our patents.

o Redesigning our product so it does not infringe may not be possible or could require substantial funds and time.

     It  is  also  unclear   whether  our  trade  secrets  will  provide  useful
protection. While we use reasonable efforts to protect our trade secrets, our employees or consultants may unintentionally or willfully disclose our information to competitors. Enforcing a claim that someone else illegally obtained and is using our trade secrets, like patent litigation, is expensive and time consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets. Our competitors may independently develop equivalent knowledge, methods and know-how.

     We may also support and collaborate in research conducted by government organizations or by universities. We cannot guarantee that we will be able to acquire any exclusive rights to technology or products derived from these collaborations. If we do not obtain required licenses or rights, we could encounter delays in product development while we attempt to design around other patents or even be prohibited from developing, manufacturing or selling products requiring these licenses. There is also a risk that disputes may arise as to the rights to technology or products developed in collaboration with other parties.

The United States Patent and Trademark Office recently issued a patent that related to (alpha)-L-iduronidase. If Aldurazyme infringes on this patent and we are not able to successfully challenge it, we may be prevented from producing Aldurazyme unless and until we obtain a license.

     The United States Patent and Trademark Office recently issued a patent that includes claims related to (alpha)-L-iduronidase. Our lead drug product, Aldurazyme, may infringe on this patent. We believe that this patent is invalid on a number of grounds. A patent making the same claims was filed in Europe and has been rejected and cannot be refiled. Our challenges to the U.S. patent may be unsuccessful, but the rejection of the European application supports our strategy to challenge the validity of the U.S. patent. Even if we are successful, challenging the patent may be expensive, require our management to devote significant time to this effort and may delay commercialization of our product in the United States.

     The patent holder has granted an exclusive license for products relating to this patent to one of our competitors. If we are unable to successfully challenge the patent, we may be unable to produce Aldurazyme in the United States unless we can obtain a sub-license from the current licensee. The current licensee is not required to grant us a license and even if a license is available, we may have to pay substantial license fees, which could adversely affect our business and operating results.

If our joint venture with Genzyme were terminated, we could be barred from commercializing Aldurazyme or our ability to commercialize Aldurazyme would be delayed or diminished.

     We are relying on Genzyme to apply the expertise it has developed through the launch and sale of Ceredase(R) and Cerezyme(R) enzymes for Gaucher disease, a rare genetic disease, to the marketing of our initial drug product, Aldurazyme. Because it is our initial product, our operations are substantially dependent upon the development of Aldurazyme. We have no experience selling, marketing or obtaining reimbursement for pharmaceutical products. In addition, without Genzyme we would be required to pursue foreign regulatory approvals. We have no experience in seeking foreign regulatory approvals.

     We cannot guarantee that Genzyme will devote the resources necessary to successfully market Aldurazyme. In addition, either party may terminate the joint venture for specified reasons, including if the other party is in material breach of the agreement or has experienced a change of control or has declared bankruptcy and also is in breach of the agreement. Either party may also terminate the agreement upon one-year prior written notice for any reason. Furthermore, we may terminate the joint venture if Genzyme fails to fulfill its contractual obligation to pay us $12.1 million in cash upon the approval of the BLA for Aldurazyme.

     Upon termination of the joint venture one party must buy out the other party's interest in the joint venture. The party who buys out the other will then also obtain, exclusively, all rights to Aldurazyme and any related intellectual property and regulatory approvals.

     If the joint venture is terminated by Genzyme for a breach on our part, Genzyme would be granted, exclusively, all of the rights to Aldurazyme and any related intellectual property and regulatory approvals and would be obligated to buy out our interest in the joint venture. We would then effectively be unable to develop and commercialize Aldurazyme. If we terminated the joint venture for a breach by Genzyme, we would be obligated to buy out Genzyme's interest in the joint venture and, we would then be granted all of these rights to Aldurazyme exclusively. While we could then continue to develop Aldurazyme, that development would be slowed because we would have to divert substantial capital to buy out Genzyme's interest in the joint venture. We would then either have to search for a new partner to commercialize the product and to obtain foreign regulatory approvals or have to develop these capabilities ourselves.

     If the joint venture is terminated by us without cause, Genzyme would have the option, exercisable for one year, to immediately buy out our interest in the joint venture and obtain all rights to Aldurazyme exclusively. If the agreement is terminated by Genzyme without cause, we would have the option, exercisable for one year, to immediately buy out Genzyme's interest in the joint venture and obtain these exclusive rights. In event of termination of the buy out option without exercise by the non-terminating party as described above, all right and title to Aldurazyme is to be sold to the highest bidder, with the proceeds to be split equally between Genzyme and us.

     If the joint venture is terminated by us because Genzyme fails to make the $12.1 million payment to us upon FDA approval of the BLA for Aldurazyme, we would be obligated to buy Genzyme's interest in the joint venture and would obtain all rights to Aldurazyme exclusively. If the joint venture is terminated by either party because the other declared bankruptcy and is also in breach of the agreement, the terminating party would be obligated to buy out the other and would obtain all rights to Aldurazyme exclusively. If the joint venture is terminated by a party because the other party experienced a change of control, the terminating party shall notify the other party, the offeree, of its intent to buy out the offeree's interest in the joint venture for a stated amount set by the terminating party at its discretion. The offeree must then either accept this offer or agree to buy the terminating party's interest in the joint venture on those same terms. The party who buys out the other would then have exclusive rights to Aldurazyme.

     If we were obligated, or given the option, to buy out Genzyme's interest in the joint venture, and gain exclusive rights to Aldurazyme, we may not have sufficient funds to do so and we may not be able to obtain the financing to do so. If we fail to buy out Genzyme's interest we may be held in breach of the agreement and may lose any claim to the rights to Aldurazyme and the related intellectual property and regulatory approvals. We would then effectively be prohibited from developing and commercializing the product.

     Termination of the joint venture in which we retain the rights to Aldurazyme could cause us significant delays in product launch in the United States, difficulties in obtaining third-party reimbursement and delays or failure to obtain foreign regulatory approval, any of which could hurt our business and results of operations. Since Genzyme funds 50% of the joint venture's operating expenses, the termination of the joint venture would double our financial burden and reduce the funds available to us for other product programs.

If we are unable to manufacture our drug products in sufficient quantities and at acceptable cost, we may be unable to meet demand for our products and lose potential revenues or have reduced margins.

     With the exception of Aldurazyme, we have no experience manufacturing drug products in volumes that will be necessary to support commercial sales. Our manufacturing processes may not meet initial expectations as to schedule, reproducibility, yields, purity, costs, quality, and other measurements of performance. Improvements in manufacturing processes typically are very difficult to achieve and are often very expensive. We cannot know with certainty how long it might take to make improvements if it became necessary to do so. If we contract for manufacturing services with an unproven process, our contractor is subject to the same uncertainties, high standards and regulatory controls.

If we are unable to establish and maintain commercial scale manufacturing within our planned time and cost parameters, sales of our products and our financial performance will be adversely affected.

     Although we have successfully manufactured Aldurazyme at commercial scale within our cost parameters, we cannot guarantee that we will be able to manufacture rhASB, Vibriolysin or any future product candidates successfully in a scale large enough to support their respective commercial markets.

     We may encounter problems with any of the following if we attempt to increase the scale or size of manufacturing:

o        Design, construction and qualification of manufacturing facilities that meet regulatory requirements

o        Production yields

o        Purity

o        Quality control and assurance systems

o        Shortages of qualified personnel

o        Compliance with regulatory requirements

     We have constructed and built-out a total of 41,200 square feet at our Novato facilities for manufacturing capability for Aldurazyme and rhASB. We expect to expand the Galli Drive facility in stages over time, which creates additional operational complexity and challenges. We expect that the manufacturing process of all of our new products, including rhASB, will require lengthy significant time and resources before we can begin to manufacture them (or have them manufactured by third parties) in commercial quantity. Even if we can establish the necessary capacity, we cannot be certain that manufacturing costs will be commercially reasonable, especially if third-party reimbursement is substantially lower than expected.

     In order to a chieve our product cost targets we must develop efficient manufacturing processes either by:

o Improving the product yield from our current cell lines, colonies of cells which have a common genetic make-up,

o  Improving the processes licensed from others, or

o Developing more efficient, lower cost recombinant cell lines and production processes.

     A recombinant cell line is a cell line with foreign DNA inserted which is used to produce a protein that it would not have otherwise produced. The development of a stable, high production cell line for any given enzyme is risky, expensive and unpredictable and may not result in adequate yields. In addition, the development of protein purification processes is difficult and may not produce the high purity required with acceptable yield and costs or may not result in adequate shelf-lives of the final products. If we are not able to develop efficient manufacturing processes, the investment in manufacturing capacity sufficient to satisfy market demand will be much greater and will place heavy financial demands upon us. If we do not achieve our manufacturing cost targets, we will have lower margins and reduced profitability in commercial production and larger losses in manufacturing start-up phases.

If we are unable to increase our marketing and distribution capabilities or to enter into agreements with third parties to do so, our ability to generate revenues will be diminished.

     If we cannot increase our marketing capabilities either by developing our sales and marketing organization or by entering into agreements with others, we may be unable to successfully sell our products. If we are unable to effectively sell our drug products, our ability to generate revenues will be diminished.

     To increase our distribution and marketing for both our drug candidates and our Glyko, Inc. products, we will have to increase our current sales force and/or enter into third-party marketing and distribution agreements. We cannot guarantee that we will be able to hire in a timely manner, the qualified sales and marketing personnel we need, if at all. Nor can we guarantee that we will be able to enter into any marketing or distribution agreements on acceptable terms, if at all. If we cannot increase our marketing capabilities as we intend, either by increasing our sales force or entering into agreements with third parties, sales of our products may be adversely affected.

     Under our joint venture with Genzyme, Genzyme is responsible for marketing and distributing Aldurazyme. We cannot guarantee that we will be able to establish sales and distribution capabilities or that the joint venture, any future collaborators or we will successfully sell any of our drug candidates.

If we fail to compete successfully, our revenues and operating results will be adversely affected.

     Our competitors may develop, manufacture and market products that are more effective or less expensive than ours. They may also obtain regulatory approvals for their products faster than we can obtain them, including those products with orphan drug designation, or commercialize their products before we do. If our competitors successfully commercialize a product, which treats a given rare genetic disease before we do, we will effectively be precluded from developing a product to treat that disease because the patient populations of the rare genetic diseases are so small. If our competitor gets orphan drug exclusivity, we could be precluded from marketing our version for seven years. However, different drugs can be approved for the same condition. These companies also compete with us to attract qualified personnel and organizations for acquisitions, joint ventures or other collaborations. They also compete with us to attract academic research institutions as partners and to license these institutions' proprietary technology. If our competitors successfully enter into partnering arrangements or license agreements with academic research institutions, we will then be precluded from pursuing those specific opportunities. Since each of these opportunities is unique, we may not be able to find a substitute. Several pharmaceutical and biotechnology companies have already established themselves in the field of enzyme therapeutics, including Genzyme, our joint venture partner. These companies have already begun many drug development programs, some of which may target diseases that we are also targeting, and have already entered into partnering and licensing arrangements with academic research institutions, reducing the pool of available opportunities.

     Universities and public and private research institutions are also competitors. While these organizations primarily have educational or basic research objectives, they may develop proprietary technology and acquire patents that we may need for the development of our drug products. We will attempt to license this proprietary technology, if available. These licenses may not be available to us on acceptable terms, if at all. We also directly compete with a number of these organizations to recruit personnel, especially scientists and technicians.

     We believe that established technologies provided by other companies, such as laboratory and testing services firms, compete with Glyko, Inc.'s products and services. For example, Glyko's FACE(R) Imaging System competes with alternative carbohydrate analytical technologies, including capillary electrophoresis, high-pressure liquid chromatography, mass spectrometry and nuclear magnetic resonance spectrometry. These competitive technologies have established customer bases and are more widely used and accepted by scientific and technical personnel because they can be used for non-carbohydrate applications. Companies competing with Glyko may have greater financial, manufacturing and marketing resources and experience.

If we fail to manage our growth or fail to recruit and retain personnel, our product development programs may be delayed.

     Our rapid growth has strained our managerial, operational, financial and other resources. We expect this growth to continue. We have entered into a joint venture with Genzyme. If we receive FDA approval to market Aldurazyme, the joint venture will be required to devote additional resources to support the commercialization of Aldurazyme.

     To manage expansion effectively, we need to continue to develop and improve our research and development capabilities, manufacturing and quality capacities, sales and marketing capabilities and financial and administrative systems. We cannot guarantee that our staff, financial resources, systems, procedures or controls will be adequate to support our operations or that our management will be able to manage successfully future market opportunities or our relationships with customers and other third parties.

     Our future growth and success depend on our ability to recruit, retain, manage and motivate our employees. The loss of key scientific, technical and managerial personnel may delay or otherwise harm our product development programs. Any harm to our research and development programs would harm our business and prospects.

     Because of the specialized scientific and managerial nature of our business, we rely heavily on our ability to attract and retain qualified scientific, technical and managerial personnel. In particular, the loss of Fredric D. Price, our Chairman and Chief Executive Officer, or Christopher M. Starr, Ph.D., our Vice President for Research and Development, could be detrimental to us if we cannot recruit suitable replacements in a timely manner. While Mr. Price and Dr. Starr are parties to employment agreements with us, we cannot guarantee that they will remain employed with us in the future. In addition, these agreements do not restrict their ability to compete with us after their employment is terminated. The competition for qualified personnel in the biopharmaceutical field is intense. We cannot be certain that we will continue to attract and retain qualified personnel necessary for the development of our business.

If product liability lawsuits are successfully brought against us, we may incur substantial liabilities.

     We are exposed to the potential product liability risks inherent in the testing, manufacturing and marketing of human pharmaceuticals. The BioMarin/Genzyme LLC maintains product liability insurance for our clinical trials of Aldurazyme. We have obtained insurance against product liability lawsuits for the clinical trials for rhASB. We may be subject to claims in connection with our current clinical trials for Aldurazyme and rhASB for which the joint venture's or our insurance coverages are not adequate. We cannot be certain that if Aldurazyme receives FDA approval, the product liability insurance the joint venture will need to obtain in connection with the commercial sales of Aldurazyme will be available in meaningful amounts or at a reasonable cost. In addition, we cannot be certain that we can successfully defend any product liability lawsuit brought against us. If we are the subject of a successful product liability claim which exceeds the limits of any insurance coverage we may obtain, we may incur substantial liabilities which would adversely affect our earnings and financial condition.

Our stock price may be volatile and an investment in our stock could suffer a decline in value.

     Our valuation and stock price since the beginning of trading after our initial public offering have had no meaningful relationship to current or historical earnings, asset values, book value or many other criteria based on conventional measures of stock value. The market price of our common stock will fluctuate due to factors including:

o Progress of Aldurazyme and our other lead drug products through the regulatory process, especially Aldurazyme regulatory actions in the United States

o Results of clinical trials, announcements of technological innovations or new products by us or our competitors

o Government regulatory action affecting our drug candidates or our competitors' drug candidates in both the United States and foreign countries

o   Developments or disputes concerning patent or proprietary rights

o General market conditions for emerging growth and biopharmaceutical companies

o   Economic conditions in the United States or abroad

o   Actual or anticipated fluctuations in our operating results

o Broad market fluctuations in the United States or in Europe may cause the market price of our common stock to fluctuate

o   Changes in company assessments or financial estimates by securities analysts

     In addition, the value of our common stock may fluctuate because it is listed on both the NASDAQ National Market and the Swiss Exchange's SWX New Market. Listing on both exchanges may increase stock price volatility due to:

o        Trading in different time zones

o        Different ability to buy or sell our stock

o        Different market conditions in different capital markets

o        Different trading volume

     In the past, following periods of large price declines in the public market price of a company's securities, securities class action litigation has often been initiated against that company. Litigation of this type could result in substantial costs and diversion of management's attention and resources, which would hurt our business. Any adverse determination in litigation could also subject us to significant liabilities.

If all or a substantial portion of the shares of our common stock offered for sale by this prospectus are sold in a short period of time, our stock price may be adversely affected. Our stock price may also be adversely affected by the perception that such sales could occur.

     The shares of common stock offered for sale by this prospectus represents a significant portion of our outstanding common stock. We cannot control when the selling stockholders will sell their shares. If all or a substantial portion of the shares of common stock offered for sale by this prospectus are sold in a short period of time, the common stock available for sale may exceed the demand and the stock price may be adversely affected. In addition, the mere perception that such sales could occur may depress the price of our common stock.

If our officers, directors and largest stockholder elect to act together, they may be able to control our management and operations, acting in their best interests and not necessarily those of other stockholders.

     Our directors and officers control approximately 41.3% of the outstanding shares of our common stock. Glyko Biomedical Ltd. owns 27.0% of the outstanding shares of our capital stock. The president and chief executive officer of Glyko Biomedical and a significant shareholder of Glyko Biomedical serve as two of our directors. As a result, due to their concentration of stock ownership, directors and officers, if they act together, may be able to control our management and operations, and may be able to prevail on all matters requiring a stockholder vote including:

o  The election of all directors;

o The amendment of charter documents or the approval of a merger, sale of assets or other major corporate transactions; and

o The defeat of any non-negotiated takeover attempt that might otherwise benefit the public stockholders.

Anti-takeover provisions in our charter documents and under Delaware law may make an acquisition of us, which may be beneficial to our stockholders, more difficult.

     We are incorporated in Delaware. Certain anti-takeover provisions of Delaware law and our charter documents as currently in effect may make a change in control of our company more difficult, even if a change in control would be beneficial to the stockholders. Our anti-takeover provisions include provisions in the certificate of incorporation providing that stockholders' meetings may only be called by the board of directors and a provision in the bylaws providing that the stockholders may not take action by written consent. Additionally, our board of directors has the authority to issue 1,000,000 shares of preferred stock and to determine the terms of those shares of stock without any further action by the stockholders. The rights of holders of our common stock are subject to the rights of the holders of any preferred stock that may be issued. The issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock. Delaware law also prohibits corporations from engaging in a business combination with any holders of 15% or more of their capital stock until the holder has held the stock for three years unless, among other possibilities, the board of directors approves the transaction. Our board of directors may use these provisions to prevent changes in the management and control of our company. Also, under applicable Delaware law, our board of directors may adopt additional anti-takeover measures in the future.

                                 USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares offered and sold for the accounts of the selling stockholders. In order for the selling stockholders to sell 752,427 shares of common stock offered for sale pursuant to this prospectus, they must exercise outstanding warrants for the purchase of common stock. If all of those warrants are exercised, we will receive proceeds of $9,776,494. Since we do not have any control over when or to what extent the warrants will be exercised, management intends to use any proceeds received upon exercise for working capital and general corporate purposes. Since we have not made any specific allocation for any proceeds, our management will have significant flexibility in applying such proceeds.

     The selling stockholders will not pay any of the expenses that are incurred in connection with the registration of the shares, but they will pay all commissions, discounts and any other compensation to any securities broker dealers through whom they sell any of the shares.

                              SELLING STOCKHOLDERS

     The following table sets forth the names of each selling stockholder, the aggregate number of shares of common stock beneficially owned by each selling stockholder as of May 18, 2001, and the aggregate number of shares of common stock that each selling stockholder may offer and sell pursuant to this prospectus. Because each selling stockholder may offer all or a portion of the shares of common stock offered by this prospectus at any time and from time to time after the date hereof, no estimate can be made of the number of shares that each selling stockholder may retain upon completion of this offering. However, assuming all of the shares offered by this prospectus are sold by the selling stockholders then, unless otherwise noted, after completion of this offering, none of the selling stockholders will own more than one percent of the shares of common stock outstanding.

     Of the 5,621,960 shares of common stock offered by this prospectus, 4,869,533 shares are issued and outstanding as of May 17, 2001 and 752,427 shares have been reserved for issuance by us to the selling stockholders upon the exercise of outstanding common stock warrants. We are registering all of the shares of common stock offered for sale pursuant to this prospectus as required by certain registration rights obligations.

     In the following table, we have calculated shares of common stock beneficially owned based upon 42,026,259 shares of common stock outstanding on May 17, 2001, together with options, warrants or other convertible securities that are exercisable within 60 days of May 17, 2001 for each selling stockholder. Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the named stockholder exercises voting and/or investment power. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. The information with respect to beneficial ownership of common stock held by each person is based upon record ownership data provided by our transfer agent, information as supplied or confirmed by selling stockholders, based upon statements filed with the Securities and Exchange Commission or based upon our actual knowledge. None of the selling stockholders will own one percent or more of the our common stock after completion of this offering.

     Except as noted in the footnotes to the table below, within the past three years, none of the selling stockholders have held any position or office with us or entered into a material relationship with us.

     Except as noted in the footnotes to the table below, none of the selling stockholders will own 1% or more of our common stock after completion of this offering.

                                            Number of Shares
                                             Beneficially      Number of Shares
                                             Owned Prior to       Offered
 Name                                          Offering            Hereby
 ----                                     ----------------         ------
 BayStar Capital LP                            162,258             162,258
 BayStar International Ltd.                     81,129              81,129
 equityfourlife (Bahamas) Ltd. (1)             730,159             730,159
 Perceptive Life Sciences Fund LP              121,694             121,694
 MPM BioEquities Master Fund LP (2)            486,773             486,773
 Pequot Scout Fund L.P.                        158,202             158,202
 Pequot Navigator Offshore Fund, Inc.           85,186              85,186
 Caduceus Capital Trust                        419,750             419,750
 Caduceus Capital II, LP                       235,750             235,750
 PW Eucalyptus Fund, L.L.C.                    511,750             511,750
 PW Eucalyptus Fund, Ltd                        51,750              51,750
 Franklin California Growth Fund-Class A     1,095,238           1,095,238
 Franklin Biotechnology Discovery Fund         730,159             730,159
 Orbitex Health & Biotechnology Fund           316,402             316,402
 Orbitex Life Science & Biotechnology Fund      36,509              36,509
 Monument Medical Science Fund                 133,863             133,863
 Ursus Capital L.P.                             95,651              95,651
 Ursus Offshore Ltd.                            26,043              26,043
 Biotech Value Plus Ltd.                       121,694             121,694
 SCO Securities LLC (3)                         32,000              22,000


(1) Eric Sager, one of our directors, serves on the board of advisors of equity4life. Through his interest in the fund manager of equity4life, Mr. Sager is indirectly entitled to 3% of the profits of equity4life.

(2) MPM Capital L.P. is the investment manager of BB BioVentures L.P., MPM Asset Management 1998 Investors L.L.C.and MPM BioVentures Parallel Fund L.P. which currently hold 2,725,787 shares (not including the shares held by MPM BioEquities Master Fund L.P.) or 6.5% of our outstanding Common Stock in the aggregate, and MPM BioEquities Master Fund L.P., one of the selling stockholders. As investment manager, MPM Capital L.P. is entitled to receive a performance fee of 20% of the profits from each fund. Mr. Ansbert Gadicke, one of our directors, is a general partner of MPM Capital L.P. and, as such, is indirectly entitled to a significant portion of this performance fee.

(3) We entered into an agreement dated November 20, 2000, which was amended in May 2001 with SmallCaps OnLine, LLC (now known as SCO Securities LLC ("SCO")) for the providing of investment advisory services, and SCO provided such services to us in connection with the transactions in which the shares offered for sale pursuant to this prospectus initially were sold. Pursuant to this arrangement, we are obligated to pay SCO a commission of 1% of the gross proceeds received by us in such transactions, subject to certain specified exceptions including proceeds received by us from our affiliates, SCO is to receive an additional commission of .5% on the gross proceeds received by us from Caduceus Capital Trust, Caduceus Capital II, L.P., PW Eucalyptus Fund, LLC and PW Eucalyptus Fund, Ltd., and we issued warrants for 22,000 shares of our common stock to SCO. We also entered into an agreement with SCO dated January 16, 2001, pursuant to which SCO provides advisory services with respect to corporate finance and investor relations matters. In connection with this arrangement, we are obligated to pay SCO $6,000 per month (a portion of which may be credited against the fee payable to SCO under our other agreement with SCO), and we issued to SCO an option to purchase 10,000 shares of our common stock with a term of five years and subject to such limitations and restrictions as are applicable to options issued under our employee stock option plan. Both of our agreements with SCO are terminable on 30 days notice. Under both of these agreements, we are obligated to reimburse SCO for reasonable out-of-pocket expenses incurred by SCO in connection with the providing of services under these agreements and to indemnify SCO from all losses and liabilities arising out of the transactions contemplated by these agreements, except for losses which result primarily from SCO's bad faith or gross negligence.

                              Plan of Distribution

     We are registering the shares of common stock offered for sale by this prospectus on behalf of the selling stockholders. As used in this section, "selling stockholders" includes donees, pledgees, distributees, transferees or other successors-in-interest, including, without limitation, their respective affiliates, members and limited or general partners, all of which are referred to as a group below as transferees, or certain counterparties to derivative transactions with the selling stockholders or transferees. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We will pay all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will pay all brokerage commissions, underwriting discounts, commissions, transfer taxes and other similar selling expenses, if any, associated with the sale of the shares of common stock by them.

     An aggregate of 4,869,533 shares of common stock was originally issued to and purchased by certain of the selling stockholders at a price of $9.45 per share in a private placement on May 16, 2001 and on May 17, 2001 and, in connection therewith, warrants representing a total of up to 730,427 shares of common stock at an exercise price of $13.10 per share were issued to these selling stockholders. All of these shares of common stock and warrants were issued and sold pursuant to an exemption from the registration requirements of the Securities Act as provided by Rule 506 of Regulation D promulgated under the Securities Act. In addition, the Company issued warrants representing 22,000 shares of common stock at an exercise price of $9.45 per share pursuant to
Section 4(2) of the Securities Act to one of the selling stockholders, SCO Securities LLC, as compensation for services as a financial advisor to the Company. The Company also is obligated to pay SCO Securities LLC a fee as compensation for services as a financial advisor to the Company (see "SELLING STOCKHOLDERS".) All warrants issued by the Company terminate on the earlier of three years from the date of issuance or the closing of a merger or acquisition which results in a change of control of the Company.

     Shares of common stock may be sold by the selling stockholders from time to time in one or more types of transactions (which may include block transactions) on NASDAQ or on any other market on which our common stock may from time to time be trading, in the over-the-counter market, in privately negotiated transactions, through put or call options transactions relating to the shares, through short sales of such shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, fixed prices, varying prices determined at the time of sale or at negotiated prices. The selling stockholders will have the sole discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time. Such transactions may or may not involve brokers or dealers. To the best of our knowledge, none of the selling stockholders have entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock offered by this prospectus; however, the selling stockholders may enter into agreements, understandings or arrangements with an underwriter or broker-dealer regarding the sale of their shares in the future.

     The selling stockholders may effect such transactions by selling shares of common stock directly to purchasers or to or through broker-dealers, which may act as agents or principals, or other agents. Such broker-dealers or other agents may receive compensation in the form of discounts, concessions, or commissions from the selling stockholders and/or the purchasers of shares of common stock for whom such broker-dealers or other agents may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer or other agent might be in excess of customary commissions). Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. There can be no assurance that all or any part of the shares offered hereby will be sold by the selling stockholders.

     The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions with respect to the shares. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders. Subject to contractual restrictions applicable to most, but not all selling stockholders, which restrictions expire on June 15, 2001, the selling stockholders may also sell the shares short and redeliver the shares to close out the short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institutions of the shares. The selling stockholders may also loan or pledge the shares to a financial institution or a broker-dealer and the financial institution or the broker-dealer may sell the shares loaned or upon a default the financial institution or the broker-dealer may effect sales of the pledged shares.

     The selling stockholders and any brokers, dealers or agents that participate in connection with the sale of shares of common stock might be deemed to be "underwriters" within the meaning of the Securities Act of 1933 (the "Securities Act"), and any commissions received by such brokers, dealers or agents and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders may agree to indemnify any agent, dealer, broker-dealer or underwriter that participates in transactions involving sales of the shares of common stock offered pursuant to this prospectus against certain liabilities, including liabilities arising under the Securities Act.

     Because the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act and the rules promulgated thereunder and they may be subject to certain statutory liabilities under the Securities Act, including, but not limited to, Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Securities Exchange Act. In addition, the selling stockholders and any other person participating in the offering will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including Regulation M under the Securities Exchange Act, which may limit the timing of purchases and sales. These restrictions may affect the marketability of the common stock and the ability of any person to engage in market-making activities with respect to the common stock.

     Commencing on May 16, 2002 (May 17, 2002, in the case of one selling stockholder), some of the shares of common stock covered by this prospectus may qualify for resale pursuant to Rule 144 under the Securities Act and such shares may be sold under Rule 144 rather than under the terms of this prospectus. In addition, subject to applicable state and foreign laws, the selling stockholders may sell their common stock outside the United States pursuant to Rules 903 and 904 of Regulation S under the Securities Act.

     To comply with the securities laws of certain jurisdictions, the shares of common stock offered by this prospectus may need to be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the shares of common stock may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

     If a selling stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker, dealer or underwriter, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act. In addition, to the extent required, we will amend or supplement this prospectus to disclose other material arrangements regarding the plan of distribution.

                                  LEGAL MATTERS

     For the purpose of this offering, Paul, Hastings, Janofsky & Walker LLP, Los Angeles, California is giving an opinion of the validity of the issuance of the securities offered in this prospectus.


                                     EXPERTS

     The financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report(s) with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses to be paid by the registrant in connection with the sale of the common stock being registered:

Securities and Exchange Commission registration fee...........$14,821.00
Legal fees and expenses.......................................$40,000.00
Accountants' fees and expenses................................$ 6,000.00
Miscellaneous.................................................$10,000.00
                                                              ----------
Total.........................................................$70,821.00
                                                              ==========

     The foregoing items, except for the Securities and Exchange Commission registration fee, are estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to the Amended and Restated Certificate of Incorporation with the Registrant; the Bylaws of the Registrant; Section 145 of the Delaware General Corporation Law; which, among other things, and subject to certain conditions, authorize the Registrant to indemnify, or indemnify by their terms, as the case may be, the directors and officers of the Registrant against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer. Pursuant to this authority, the Registrant has entered into an indemnification agreement with each director and executive officer, whereby the Registrant has agreed to cover the indemnification obligations.

     The Registrant maintains directors' and officers' insurance providing indemnification against certain liabilities for certain of the Registrant's directors, officers, affiliates, partners or employees.

     The indemnification provisions in the Registrant's Bylaws, and the indemnification agreements entered into between the Registrant and its directors and executive officers, may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liabilities arising under the Act.

     Reference is made to the following documents incorporated by reference into this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein: (1) the Amended and Restated Certificate of Incorporation, filed as Exhibit 3.1B to Registrant's Amendment No. 2 to
Registration Statement on Form S-1 filed with the Securities and Exchange Commission on July 6, 1999; (2) the Registrant's Bylaws filed as Exhibit 3.1 to Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, and (3) the form of Indemnification Agreement entered into by the Registrant with each of its directors and executive officers filed as Exhibit 10.1 to Registrant's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on May 4, 1999, each incorporated by reference into this Registration Statement.

ITEM 16.  EXHIBITS


Exhibit
Number                      Description of Document
-------- -----------------------------------------------------------------------
   4* Form of Warrant, with attached schedule of warrant holders, each dated as of May 16, 2001 except for the warrant issued to Biotech Value Plus Ltd., which is dated May 17, 2001, each warrant with an exercise price of $13.10 per share except for the warrant issued to SCO Securities LLC with an exercise price of $9.45 per share.

  5.1*    Opinion of Paul, Hastings, Janofsky & Walker LLP.

 10.1 Common Stock Purchase Agreement between BioMarin Pharmaceutical Inc. and Acqua Wellington North American Equities Fund Ltd., dated January 26, 2001, previously filed as Exhibit 10.2 to the Company's Registration Statement on Form S-3, Registration No. 333-48800, which is incorporated herein by reference.

 10.2 Securities Purchase Agreement between BioMarin Pharmaceutical Inc. and the investors named therein, dated May 16, 2001, previously filed as Exhibit 10.1 to the Company's Current Report on Form 8-K as filed May 18, 2001, which is incorporated herein by reference.

 10.3 Securities Purchase Agreement between BioMarin Pharmaceutical Inc. and the investor named therein, dated May 17, 2001, previously filed as Exhibit 10.2 to the Company's Current Report on Form 8-K as filed May 18, 2001, which is incorporated herein by reference.

 10.4*    Letter    Agreement   between   BioMarin   Pharmaceutical   Inc.   and
          SmallCaps Online Group LLC (now SCO Securities LLC) dated November 20, 2000, as amended, regarding financial advisory services.

 10.5*    Letter    Agreement   between   BioMarin   Pharmaceutical   Inc.   and
          SmallCaps Online Group LLC (now SCO Securities LLC) dated January 16, 2001, regarding investor relations services.

  23.1*   Consent  of  Paul,  Hastings,   Janofsky  &  Walker LLP (Included with
          5.1).

  23.2*   Consent of Arthur Andersen LLP.

  24.1*   Power of Attorney (Included with signature page).

------------------

*........Filed herewith


ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made pursuant to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant undertakes that: (1) for purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Novato, State of California, this 18th day of May, 2001.

                           BIOMARIN PHARMACEUTICAL INC.


                           By:      /s/ Fredric D. Price
                           ----------------------------------------
                           Fredric D. Price
                           Chairman, Chief Executive Officer and
                           Director (Principal Executive Officer)

                                POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Fredric D. Price and Raymond W. Anderson as such persons' true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and any other regulatory authority, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or such persons' substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

Signature                                            Title                                     Date

/s/ Fredric D. Price          Chairman, Chief Executive Officer and Director                 May 18, 2001
-------------------------         (Principal Executive Officer)
Fredric D. Price

/s/ Raymond W. Anderson       Chief Financial Officer, Chief Operating Officer,              May 18, 2001
--------------------------          Secretary, and Vice President Finance and
Raymond W. Anderson                 Administration (Principal Financial and
                                    Accounting Officer)


/s/ Grant W. Denison, Jr.     Director                                                       May 18, 2001
---------------------------
Grant W. Denison, Jr.

/s/ Ansbert S. Gadicke, M.D.  Director                                                       May 18, 2001
----------------------------
Ansbert S. Gadicke, M.D.

/s/  Erich Sager              Director                                                       May 18, 2001
----------------------------
Erich Sager

/s/ Gwynn R. Williams         Director                                                       May 18, 2001
----------------------------
Gwynn R. Williams


                                  Exhibit Index

Exhibit
Number                      Description of Document
-------- -----------------------------------------------------------------------
   4* Form of Warrant, with attached schedule of warrant holders, each dated as of May 16, 2001 except for the warrant issued to Biotech Value Plus Ltd., which is dated May 17, 2001, each warrant with an exercise price of $13.10 per share except for the warrant issued to SCO Securities LLC with an exercise price of $9.45 per share.

  5.1*    Opinion of Paul, Hastings, Janofsky & Walker LLP.

 10.1 Common Stock Purchase Agreement between BioMarin Pharmaceutical Inc. and Acqua Wellington North American Equities Fund Ltd., dated January 26, 2001, previously filed as Exhibit 10.2 to the Company's Registration Statement on Form S-3, Registration No. 333-48800, which is incorporated herein by reference.

 10.2 Securities Purchase Agreement between BioMarin Pharmaceutical Inc. and the investors named therein, dated May 16, 2001, previously filed as Exhibit 10.1 to the Company's Current Report on Form 8-K as filed May 18, 2001, which is incorporated herein by reference.

 10.3 Securities Purchase Agreement between BioMarin Pharmaceutical Inc. and the investor named therein, dated May 17, 2001, previously filed as Exhibit 10.2 to the Company's Current Report on Form 8-K as filed May 18, 2001, which is incorporated herein by reference.

 10.4*    Letter    Agreement   between   BioMarin   Pharmaceutical   Inc.   and
          SmallCaps Online Group LLC (now SCO Securities LLC) dated November 20, 2000, as amended, regarding financial advisory services.

 10.5*    Letter    Agreement   between   BioMarin   Pharmaceutical   Inc.   and
          SmallCaps Online Group LLC (now SCO Securities LLC) dated January 16, 2001, regarding investor relations services.

  23.1*   Consent  of  Paul,  Hastings,   Janofsky  &  Walker LLP (Included with
          5.1).

  23.2*   Consent of Arthur Andersen LLP.

  24.1*   Power of Attorney (Included with signature page).

------------------

*........Filed herewith